Exhibit 23



CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Prospectuses constituting part of the Registration Statements on Form S-8 (Nos. 33-86880, 33-86892, 33-93340, and 333-3192) of Agri-Nutrition Group Limited of our report dated December 1, 1997 appearing on page F-7 of this Current Report on Form 8-K\A-1.



DUGAN & LOPATKA
Wheaton, Illinois
December 8, 1997